Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

TECHNOLOGY LICENSE AND SERVICES AGREEMENT

This Technology License and Services Agreement (this “Agreement”) is entered into as of September 24, 2021 (the “Effective Date”), by and between ALTERRA ENERGY LLC, a Delaware limited liability company (“Alterra”), having a place of business at 1200 E. Waterloo Road, Akron, OH 44306, and AGIG PLASTICS TO LIQUIDS LLC, a Delaware limited liability company (“Licensee”), having a place of business at Trump Building, 40 Wall Street, 29th Floor, New York, NY 10005. Each of Alterra and Licensee are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Alterra has developed a proprietary thermochemical liquefaction process technology that transforms plastic waste into petrochemical products that can further be refined into fuels; and

WHEREAS, Licensee desires to acquire from Alterra, and Alterra desires to grant to Licensee, a license for such proprietary technology to design, build, operate and maintain a plant and related processes at designated sites using such technology.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, and in consideration of the mutual covenants herein, and intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below, and grammatical variations have corresponding meanings.

1.1 “Accounting Standards” means, with respect to a Person, such Person’s standard internal accounting policies and procedures, in accordance with United States generally accepted accounting principles, applied on a consistent basis.

1.2 “Action” means any claim (including any cross-claim or counterclaim), action, suit, cause of action, charge, demand, litigation, order, proceeding (including any civil, commercial, criminal, administrative, investigative or appellate proceeding), arbitral action, complaint, hearing, dispute resolution process, governmental audit, inquiry, criminal prosecution or investigation.

1.3 “Affiliate” means, with respect to a Party, any Person who, directly or indirectly, through one or more intermediaries, now or hereafter controls, is controlled by, or is under common control with, such Party at any time during the Term (but only for so long as such control exists). The term “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

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1.4 “Alterra Personnel” means employees, contractors, and agents (including engineers) retained by Alterra to perform the Professional Services under this Agreement.

1.5 “Annual Operating Budget” means, with respect to a Site, the operating budget of such Site for a Calendar Year, including (a) the estimated Gross Site Cash Flow projected to be generated by such Site on a Business-by-Business basis and (b) a detailed and itemized cost breakdown of all estimated costs, fees and expenses of such Site on a Business-by-Business basis and cash reserves to be maintained for such Calendar Year. Such costs, fees and expenses must be specific to the Site but may include Business-specific costs, fees and expenses as well as costs fees and expenses that are not specific to any particular Business at such Site but are the portion fairly and reasonably allocated to the Waste Plastic Business among each and every other Business at such Site, determined in accordance with the applicable Accounting Standards. Each Annual Operating Budget shall use the following two underlying assumptions, among others: (i) the fixed price of Feedstock through the Calendar Year; and (ii) the Estimated Product Prices.

1.6 “Annual Operating Plan” means, with respect to a Site, the plan for operating, maintaining and monitoring such Site for a Calendar Year or pro rata portion thereof on a Business-by-Business basis, including customer origination and Site utilization contracting and administration activities, proposed staffing requirements and modifications, proposed and required preventative and scheduled maintenance and capital improvements, operating procedure and operating manual revisions and updates, and such other information relating to the condition and projected performance of such Site as Alterra may reasonably request.

1.7 “Applicable Law” means those laws (common or statutory), rules, regulations, codes, administrative and judicial orders and directives, rulings, interpretations, permit conditions and restrictions or similar requirements or actions of any foreign, federal, state, provincial, or local government, or any agency or executive or administrative body of any of the foregoing, in each case that are in effect from time to time during the Term and govern or apply to the Licensed Technology and/or the Parties’ respective obligations under this Agreement.

1.8 “Business” means, with respect to a Site and to raw materials processed at such Site, such Site’s end-to-end business of processing such raw materials, directly or indirectly and through one or more steps, into one or more outputs from such Site.

1.9 “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

1.10 “Calendar Year” means each twelve (12) month period during the Term commencing on January 1 and ending on December 31.

1.11 “Challenge” means, with respect to any Intellectual Property Right, directly or indirectly, (a) assert in any court, patent office or before any other competent Governmental Entity that such Intellectual Property Right is invalid or unenforceable, (b) oppose the issuance of, or to challenge or seek to narrow the issued or applied for coverage, scope or duration of, any coverage of such Intellectual Property Right, (c) seek, request or otherwise take any action that results in the declaration, initiation or continuation of an interference or derivative proceeding, opposition, reexamination, post-grant review or inter partes review (or their equivalents) of such Intellectual Property Right, or (d) assist or cooperate with any Third Party to do any of the foregoing.

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1.12 “Commissioning” means, with respect to a Plant, the date on which all of the following have been substantially completed: (a) the construction and installation of such Plant; and (b) all initial operational and performance testing with respect to such Plant demonstrates that such Plant is operative.

1.13 “Controlled” means, with respect to any thing or right, the possession, control, or custody of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant the other Party access, a license or a sublicense to such thing or right on the terms and conditions set forth in this Agreement without violating the terms of any agreement or other arrangement with or obligation to a Third Party or incurring any additional fee or charge.

1.14 “Copyrights” means all rights protected by copyright law or in which copyright protection subsists anywhere in the world, including: (a) rights in registered and unregistered works of authorship (whether or not copyrightable); (b) moral and economic rights, however denominated; (c) the right to copy, distribute, modify, publicly perform, and publicly display such works; and (d) all applications, registrations, and renewals in connection with such works.

1.15 “Documentation” means, collectively, the Process Books and Process Design Packages.

1.16 “Dollars” or “US$” refers to currency of the United States.

1.17 “Engineering Contractor” means a Person retained by Licensee to provide engineering, design, procurement, construction management, commissioning services and/or any other services (or any portion thereof) concerning the design, construction, operation and maintenance of a Plant and bound by confidentiality obligations regarding the non-use and non-disclosure of Alterra’s Confidential Information no less restrictive than those set forth herein.

1.18 “Equity Interests” means, with respect to a Person, shares of capital stock, partnership interests, membership interests, interests in a joint venture, beneficial interests in a trust, or other equity ownership interests in that Person, or any options, warrants, convertible debt or other instrument convertible or exchangeable into any such equity ownership interests.

1.19 “Estimated Product Prices” means, with respect to a Calendar Year, reasonable estimates of the prices of all Products expected to be produced at a Plant, assuming 100% of the volume of each such Product produced will be identically priced, based on (a) an estimate of Products through the Calendar Year or (b) the negotiated fixed price for off-take products derived from Products.

1.20 “Excluded Claims” means Liabilities and Expenses arising out of or resulting from: (a) a Party’s indemnity obligations under Section 10 (Indemnity); (b) a Party’s breach of its confidentiality obligations under Section 6 (Confidentiality); (c) a Party’s fraud or willful misconduct; or (d) a Party’s infringement, misappropriation or other violation of the other Party’s Intellectual Property.

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1.21 “Exit Event” means, with respect to a Site, the sale or disposition (whether partial or in full, individually, as part of a portfolio, or otherwise) or other monetization of such Site or the Equity Interests in the associated SPC.

1.22 “Expenses” means out-of-pocket dues, costs, fees, and expenses, including all filing and maintenance fees, court costs, litigation support costs and other costs assessed by Third Parties, and reasonable attorneys’, accounting, expert, and other professional fees and expenses.

1.23 “Feedstock” means plastic waste that meets or exceeds the applicable specifications and requirements as determined by Licensee, working in good faith with Alterra, for processing into Products through use of the Licensed Technology.

1.24 “Governmental Entity” means: (a) any court, governmental department, commission, council, board, agency, branch, official, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any court or other tribunal, or (b) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or other similar authority, or power of any nature, including any arbitral tribunal.

1.25 “Gross Site Cash Flow” means, with respect to a Site, all revenue generated by the operations of such Site, including all cash receipts generated by the construction, operation, maintenance, management, or other exploitation of such Site, including, without limitation, (a) cash receipts generated from sales, leases, or other commercial exploitation or disposition of such Site or any property or fixtures thereon, (b) cash receipts generated from sales, licensing, or other commercial exploitation or disposition of Products produced at such Site, (c) cash receipts generated from Licensee’s, its Affiliates’s, the SPC’s, or any of their subcontractors’ provision of services in connection with such Site, (d) cash receipts generated from interest, dividends, fees, and commissions, (e) cash receipts received from incentives, subsidies (including the Renewable Transport Fuel Obligation) and other programs arising from the operation of such Site; and (f) all other cash proceeds generated from the construction, operation, maintenance, management, or other exploitation of such Site (excluding those generated from an Exit Event).

1.26 “Improvements” means: (a) for copyrightable or copyrighted material, a work that is based on an underlying work and that would be a Copyright infringement if prepared without the authorization of the Copyright owner of the underlying work; (b) for patentable or patented discoveries or inventions, any improvement thereon; (c) for material which is protected by Trade Secret, any new material derived from such existing Trade Secret material or Know-How, including new material that may be protected under Copyright, Patent Rights, and/or Trade Secret laws; and (d) any and all modifications, enhancements, updates, upgrades, versions, release adaptations, variations, refinements and derivative works to or of the material, invention, developments or deliverable at issue.

1.27 “Income Taxes” means Taxes imposed by a Governmental Entity based on, measured by, or calculated with respect to, income or profits. For clarity, Income Taxes do not include Sales Taxes.

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1.28 “Intellectual Property” or “Intellectual Property Rights” means all intellectual property rights (whether or not registered, filed, perfected or recorded) arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction throughout the world: (a) Patent Rights; (b) Copyrights; (c) Trade Secrets; (d) Know-How; (e) rights in mask works; (f) moral rights; (g) rights of privacy and publicity, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (h) rights to sue for passing off and/or unfair competition; (i) rights to protect data compilations; (j) rights in designs or other rights protecting the visual or aesthetic appearance of products or packaging and applications thereof; (k) industrial property rights; and (l) other similar or equivalent rights to any of the foregoing subsisting now or in the future in any part of the world and whether arising under the laws of any Governmental Entity or international treaty regime.

1.29 “Know-How” means all Trade Secrets and all proprietary and non-public economic, scientific, engineering, and technical information, data, know-how, documents and materials, developments, discoveries, ideas, innovations, inventions, processes, techniques, methods, materials, systems, protocols, formulae, prototypes, specifications, directions, instructions, procedures and results, studies, analyses, raw material sources, algorithms, data structures, supplier identities, tools, designs, drawings, engineering design calculations, plans, documentation, programs and other knowledge, information, skills and materials and all tangible and intangible items. Know-How may include in part drawings, assembly and subassembly drawings, assembly descriptions, assembly and manufacturing instructions, manufacturing flow charts and process flow diagrams, block diagrams, wiring diagrams, software documentation, engineering documentation, test or performance results, test devices, designs, schematics, test plates, circuit diagrams, and circuit boards.

1.30 “KT” means metric kilotons.

1.31 “KTPY” means metric kiloton(s) per Calendar Year.

1.32 “Liabilities” means losses, liabilities, damages, judgments, fines, sanctions, penalties and fees.

1.33 “Licensed Copyrights” means any and all Copyrights Controlled by Alterra that are reasonably necessary or useful for the Licensed Process.

1.34 “Licensed Know-How” means any and all Know-How that is Controlled by Alterra that is reasonably necessary or useful for the Licensed Process.

1.35 “Licensed Patents” means any and all Patent Rights Controlled by Alterra that are reasonably necessary or useful for the Licensed Process.

1.36 “Licensed Process” means the Liquefaction Process and all Improvements thereof.

1.37 “Licensed Technology” means, collectively, the following: (a) the Licensed Process; (b) the Licensed Patents; (c) the Licensed Know-How; (d) the Licensed Copyrights; and (e) any other Intellectual Property Rights Controlled by Alterra that are reasonably necessary or useful for the Licensed Process.

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1.38 “Liquefaction Process” means Alterra’s proprietary process and method for the conversion of hydro carbonaceous material, polymer wastes, and/or polymeric material to synthetic oil and other petroleum-based or petroleum-derived products and byproducts via thermal chemical liquefaction or thermal depolymerization.

1.39 “Net Site Cash Flow” means, with respect to a Site, all Gross Site Cash Flow for such Site, less all commercially reasonable Site-specific costs, fees, taxes incurred on the operation of the Site (excluding income taxes), and expenses incurred by Licensee, its Affiliates, or the SPC for the proper operation and maintenance of such Site in the ordinary course of business and in accordance with the then-current Annual Operating Budget and as determined in accordance with Licensee’s, its Affiliates’s, or the SPC’s (as applicable) Accounting Standards, in each case, where such costs, fees, taxes and expenses are either (a) specific to the Waste Plastic Business at such Site or (b) are not specific to any Business at such Site but are the portion fairly and reasonably allocated to the Waste Plastic Business among each and every other Business at such Site, in each case, determined in accordance with the applicable Accounting Standards.

1.40 “Operating Instructions” means: (a) information in a form of a generic manual on operating guidelines, analytical methods and sampling to be used in the preparation of operating and quality control instructions for the Licensed Process or Licensed Know-How; and (b) the information set forth in Exhibit C (Content of Operation Instructions) attached hereto and incorporated herein by reference.

1.41 “Patent Rights” means issued patents, pending patent applications, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions, supplementary protection certificates, statutory invention registrations, utility models, applications for utility models, inventor’s certificates, applications for inventor’s certificates, and foreign counterparts and equivalents thereof.

1.42 “Person” means any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

1.43 “Plant” means a manufacturing and production plant or facility that utilizes or embodies any of the Licensed Technology and is commissioned hereunder.

1.44 “Practice” means, with respect to any Intellectual Property Rights, the exercise of any of the rights subsisting in or with respect to such Intellectual Property Rights.

1.45 “Process Book” means: (a) the plans and related documentation, including engineering, specifications, design, and constructions documents concerning the Licensed Process and other Licensed Technology, prepared by Alterra’s engineers or other Alterra Personnel, provided to Licensee and customized accordingly pursuant to the general design, engineering and construction requirements, specifications and parameters for the overall construction of a specific Site as provided by Licensee’s engineers, including Engineering Contractors, providing sufficient information in sufficient detail to permit an experienced engineering contractor to perform engineering (including, without limitation, the detailed engineering design and the detailed engineering specifications) of a Plant and all components thereof for a specific Site, including the detailed design, construction, operation, and maintenance of such Plant; and (b) the information set forth in Exhibit B (Content of Process Book) attached hereto and incorporated herein by reference.

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1.46 “Process Design Package” or “PDP” means, collectively, the Process Book and Operating Instructions.

1.47 “Product” means any type of syncrude, fraction thereof, byproducts (including char and black carbon) and/or any other materials (including post-purification and/or post-hydrotreatment), in any form, whether further processed or not, that are produced at a Plant.

1.48 “Representative” means, with respect to any Party, any director, manager, officer, member, employee, contractor, attorney, auditor, financial or other advisor or other agent or representative of such Party. For clarity, Alterra’s Representatives include Alterra Personnel.

1.49 “Sales Taxes” mean sales, use, excise, value added, and similar Taxes imposed by a Governmental Entity on or with respect to the export, import, delivery, licensing or Practice of the Licensed Technology. For clarity, Sales Taxes do not include Income Taxes.

1.50 “Services” means, collectively, the Professional Services and Additional Services.

1.51 “Site” means a continuous parcel of real property, together with all buildings, fixtures, structures and improvements situated thereon, designated by or on behalf of Licensee for the design, construction, operation and management of a Plant. In no event will the number of Sites under this Agreement exceed five (5) Sites, at least four (4) of which shall be located in the United Kingdom and/or European Union and one (1) of which may be located in the U.S.; provided, however, that the parties may agree in writing (a) to expand the number of Sites and/or (b) to include Sites in areas other than the Territory, in which case(s) this Agreement shall be amended accordingly. The Parties agree that the Plant capacity at each Site is unlimited and Licensee may increase Plant capacity as operations and market demand require.

1.52 “SPC” means, with respect to a Site, a “single purpose” limited liability company or other entity formed and organized by Licensee or any of its Affiliates for the sole purpose of owning such Site. Licensee shall be responsible for all acts or omissions of the SPC.

1.53 “Start of Construction” means, with respect to a Site, the date any work for construction or related activities for such Site commences.

1.54 “Taxes” mean taxes, or assessments, duties, fees, levies or other governmental charges in the nature of a tax imposed by a Governmental Entity.

1.55 “Territory” means, subject to Section 1.51, the United Kingdom, the European Union, and the U.S.

1.56 “Third Party” means a Person who is not a Party to this Agreement.

1.57 “TPD” means metric tons per day.

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1.58 “Trademarks” means all trademarks, service marks, trade dress, logos, slogans, trade names, business names, fictitious business names, and other source identifiers, including domain names, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered (as the case may be), and all applications, registrations, and renewals in connection therewith and including all of the goodwill of the business related to the foregoing.

1.59 “Trade Compliance and Anti-corruption Laws” includes: (a) all Applicable Laws, ordinances, rules, regulations, by-laws, decrees, orders and the like, of a Governmental Entity having jurisdiction over either of the Parties, related to economic sanctions, embargoes, international boycotts, and the importation, exportation, or re-exportation of any portion of the Licensed Technology and the Intellectual Property Rights therein; and (b) the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”), the UK Bribery Act 2010 (commonly referred to as the UK Anti-Bribery Act), and any other applicable anti-bribery and anti-corruption laws and regulations.

1.60 “Trade Secrets” means all know-how, inventions, discoveries, ideas, methods, processes and processing instructions, technical data, specifications, formulae, research and development information, technology, product roadmaps, customer lists, and any other information in each case: (a) that derives economic value, actual or potential, from not being generally known to or readily ascertainable by others who can obtain economic value from its disclosure or use; and (b) that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. By way of example, the term “Trade Secrets” includes such rights: (i) in ideas, developments, and inventions (whether patentable or unpatentable and whether or not reduced to practice) which are maintained in confidence, and rights in all Improvements thereto which are maintained in confidence; and (ii) all rights in research and development results, formulas, compositions of matter, prototypes, operational, manufacturing and production processes and techniques, business methods, technical data, documentation, reports, designs, drawings, and specifications, and pricing and cost information.

1.61 “U.S.” means the United States of America.

1.62 “Waste Plastic Business” means, with respect to a Site, such Site’s end-to-end business of processing waste plastic, directly or indirectly and through one or more steps (including through pyrolysis, hydrotreatment, and fractionation), into one or more outputs from such Site, including converting waste plastic into usable fuels and chemicals.

2. LICENSE.

In consideration of Licensee’s payment of the License Fee and its obligations under Section 5 (Fees and Payments) and subject to the terms and conditions of this Agreement, Alterra hereby grants to Licensee, under Alterra’s rights in the Licensed Technology, a non-exclusive, non-transferable, fee-bearing license solely in the Territory, (a) to use the Licensed Technology to design, construct, operate, maintain and manage Plants, and (b) to make, use, offer to sell, sell, import and export Products produced at Plants (collectively, the “License”). Licensee may sublicense the License to any of its Affiliates that are operating Plants, either on Licensee’s behalf or otherwise under authorization by Licensee, as necessary for such Affiliates to operate such Plants and subject to the terms and conditions of this Agreement. Licensee may permit, and may permit such Affiliates to permit, contractors, consultants, vendors and agents to exercise the rights provided under subsection (a) of the License, solely for the purpose of designing, constructing, operating, maintaining, and/or managing a Plant at a Site on behalf of Licensee or such Affiliates but otherwise subject to the terms and conditions of this Agreement. Licensee shall not, and shall ensure that such Affiliates do not, use or otherwise exploit the Licensed Technology or Documentation other than as expressly set forth herein. Licensee shall be responsible for all acts and/or omissions of such Affiliates.

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3. SITE COMMISSION PROCESS; KNOW-HOW TRANSFER; OPERATING PLANS.

3.1 Applicability. The terms of this Section 3 (Site Commission Process; Know-How Transfer; Operating Plans) and Section 4 (Scope of Services and Performance Standard), as well as Exhibit E, set forth the general process for the commission, design, and operation of each Plant at Licensee-designated Sites (each, a “Site Project”) (it being understood that if there is a conflict between this Section 3 or 4 and Exhibit E, the terms of Section 3 or 4 shall prevail), and shall apply to Sites commissioned directly by Licensee, on a Site-by-Site basis.

3.2 Kick-Off Meeting. Within thirty (30) days of either Party’s request, Licensee and Alterra shall organize a kick-off-meeting (“Kick-Off Meeting”). In the Kick-Off Meeting, Licensee and Alterra and their respective Project Managers shall meet to discuss, collaborate and prepare a development and working plan for the commission, design, construction and operation of a Plant at Licensee’s desired Site(s), such working plan to be completed within seven (7) days of the Kick-Off Meeting (“Work Plan”). The Work Plan may include, among other information, deliverables, schedule, milestones, technical, engineering, and business requirements, timeline and schedule for deliverables, and any other content mutually agreed-upon by Licensee and Alterra.

3.3 Site Notification. After completion of the Work Plan for a desired Site, Licensee shall notify Alterra in writing (which may be via e-mail) if Licensee desires to go forward with Work Plan for such Site, and, if so, Licensee shall deliver such written notice (the “Site Notification”) to Alterra.

3.4 Commencement of PDP. Within thirty (30) days after the Site Notification, the Parties shall commence preparing and developing the PDP for such Site based on the characteristics, requirements and specifications of the Site, including the applicable specifications and requirements for the planned Feedstock, which commencement shall be evidenced by the first virtual, telephone or in-person conference among the Parties and their authorized Project Managers and Licensee’s Engineering Contractors.

3.5 Commencement of Know-How Transfer. During a Site Project, Alterra, at no additional cost to Licensee, shall perform the transfer of all required, then-current Licensed Know-How (the “Know-How Transfer”) to Licensee’s designated and permitted Representatives, contractors, and Engineering Contractors (collectively, “Know-How Recipients”) for the applicable Licensee-designated Site. Subsequent to the Initial Know-How Transfer set forth in Section 4.1(a) and for the duration of the Term, Alterra agrees to promptly notify Licensee of and promptly deliver to Licensee any and all new Licensed Know-How that Alterra acquires that may be useful to Licensee or Alterra to design, construct, operate and maintain a Plant and design, develop and manufacture the Products or to otherwise carry out the purposes of this Agreement, regardless of when or how such new Licensed Know-How was developed or acquired by Alterra. Further, throughout the Term and subject to the terms of Section 4 (Scope of Services and Performance Standard), for Additional Services not included in the Service Package, Alterra shall, at Licensee’s expense, answer reasonable questions from Licensee and its Know-How Recipients about any of the Licensed Technology.

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3.6 Diligence. At all times following Start of Construction at a Site, Licensee shall use commercially reasonable efforts to promptly Commission and commercially operate all Plants at such Site.

3.7 Proposed Budget and Plan. On a Plant-by-Plant basis, during the Kick-Off Meeting applicable to the Site at which such Plants will operate, Licensee shall prepare and furnish to Alterra for review a proposed Annual Operating Budget and Annual Operating Plan for each Calendar Year of such Plant’s anticipated useful life (the “Proposed Budget and Plan”). Within three (3) months after completion of the first six (6) months of operation of a Site, which will include at least one (1) [***] continuous period of operations, Licensee shall provide Alterra with an updated Proposed Budget and Plan to reflect actual operating performance of the Plants at such Site for that Calendar Year which would replace the prior Proposed Budget and Plan established during the Kick-Off Meeting for the Site. No later than thirty (30) days after the expiration of each Calendar Year, Licensee shall provide reports to Alterra verifying compliance with the previous Calendar Year’s Proposed Budget and Plan. Such reports shall include, on a Business-by-Business basis, (a) a demonstration of the actual Site operating revenues and the cost of Site operations during the previous Calendar Year (the “Actual Annual Operating Revenues and Costs”) and (b) a line-by-line comparison of the Actual Annual Operating Revenues and Costs against the Proposed Budget and Plan for the previous Calendar Year. If the discrepancy in costs between the Actual Annual Operating Revenues and Costs and the Proposed Budget and Plan for a given Calendar Year (the “Discrepancy Year”) exceeds five percent (5%) in the aggregate for all Plants at such Site or for the Waste Plastic Business at such Site (the “Discrepancy”), then Licensee shall promptly prepare and furnish to Alterra for approval (not to be unreasonably withheld) a revised Proposed Budget and Plan for the remainder of the Discrepancy Year and each Calendar Year of such Plant’s anticipated useful life thereafter. Within thirty (30) days after Alterra’s receipt of Licensee’s submission of the revised Proposed Budget and Plan, Alterra shall notify Licensee in writing as to whether Alterra either: (x) approves the revised Proposed Budget and Plan; (y) approves a portion of the revised Proposed Budget and Plan; or (z) rejects the revised Proposed Budget and Plan, and in the case of partial approval or rejection in full, such notice shall include the reasons for such disapproval or rejection in reasonable detail sufficient to allow Licensee to consider and adjust the relevant Annual Operating Budget or Annual Operating Plan items. In the event Alterra rejects all or any portion of the revised Proposed Budget and Plan in accordance with this Section 3.7, within thirty (30) days after Alterra’s notification to Licensee of Alterra’s rejection thereof, Licensee shall prepare and submit a further revised Proposed Budget and Plan or portion thereof, as applicable, for approval by Alterra, which such revised Proposed Budget and Plan shall address Alterra’s reasons for its disapproval or rejection that were communicated to Licensee. Alterra shall notify Licensee within thirty (30) days after Alterra’s receipt of such revised Proposed Budget and Plan of its approval or rejection of such revised Proposed Budget and Plan or portion thereof. In the event Licensee and Alterra are unable to agree on a new Proposed Budget and Plan or any portion thereof by the end of the Discrepancy Year, then the disagreement shall be determined by confidential arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The arbitration shall be conducted in the English language and the seat of arbitration shall be Summit County, Ohio, although the arbitrator(s) shall have discretion to conduct conferences and hearings, including evidentiary hearings, by video or telephone conference. In rendering the award, the arbitrator(s) shall follow the law of the State of Ohio, without regard to its conflicts of law provisions. Any award shall be written and shall include factual and legal justification for its findings, conclusions, and orders. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). For clarity, after Alterra’s approval of a revised Proposed Budget and Plan or a revised Proposed Budget and Plan is reached after arbitration in accordance with this Section 3.7, as long as the discrepancy in costs between the Actual Annual Operating Revenues and Costs and the Proposed Budget and Plan does not reach the Discrepancy in a given Calendar Year, Licensee shall continue providing the annual reports described in this Section 3.7, but Licensee shall not be required to obtain Alterra’s approval on the Proposed Budget and Plan for any subsequent Calendar Year unless and until the Discrepancy is reached for a given Calendar Year, in which case the approval process set forth in this Section 3.7 shall apply.

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3.8 Exit Events. Licensee (a) shall notify Alterra in writing at least thirty (30) days before initiating, causing, or undergoing an Exit Event, whether individually, as a series of transactions, in whole, in part, or otherwise and (b) shall not initiate, cause, or undergo an Exit Event whereby the SPC ceases to be an Affiliate of Licensee, whether individually, as a series of transactions, or otherwise, unless the successor-in-interest to the Equity Interests in the SPC (i) agrees in writing to comply with its obligations under Section 5.7 of this Agreement and (ii) assumes in writing its obligations in connection with the ownership of the applicable Site.

3.9 Change of Control. On the Effective Date, Licensee shall issue a warrant to Alterra providing a number of units of Licensee’s units equal to [***] of Licensee’s fully diluted capitalization (including, without double-counting and on an as-converted basis, all equity securities issued and outstanding, all options, warrants, convertible debt, Simple Agreements for Future Equity and other similar convertible securities) calculated as of the date of exercise at a purchase price equal to [***] per unit, in the form set forth on Exhibit F (the “Warrant”). The Warrant shall be exercisable by Alterra only in the event of (a) a sale or acquisition of the business of Licensee, whether by stock sale, merger sale, lease, license or other disposition of the assets of Licensee or any similar transaction (a “Change of Control”) or (b) one or more transactions that results in the Equity Interests of Licensee becoming listed on a securities exchange by means of an effective registration statement filed by Licensee with the Securities and Exchange Commission, whether by underwritten initial public offering, direct listing, merger into or acquisition by another publicly traded company, or otherwise.

4. SCOPE OF SERVICES AND PERFORMANCE STANDARD.

4.1 Engineering and Process Design Information; Professional Services. Alterra shall perform the services necessary to implement and complete the Know-How Transfer and provide Licensee with the engineering and process design information, consulting services, training, and any other services as required by Licensee to permit Licensee and its Engineering Contractors to fully and independently design, construct, operate, maintain and manage each Plant at a Site (collectively, the “Professional Services”), which Professional Services shall include the services and deliverables set forth in this Section 4.1 and those identified in Exhibit A (Engineering Services and Deliverables) attached hereto and included herein by reference.

(a) Initial Know-How Transfer. Upon Licensee’s request and prior to the preparation of the PDP (but no sooner than the Site Notification), Alterra, at no additional cost to Licensee, shall commence the Know-How Transfer to Licensee’s Know-How Recipients for the applicable Licensee designated Site (the “Initial Know-How Transfer”). The Know-How Transfer shall continue throughout the Site Project.

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(b) Preparing and Presenting the PDP. Alterra, in collaboration with and with meaningful input from Licensee, shall prepare, revise and maintain the Process Design Package for each applicable Site; provided that the delivery of the final Process Design Package shall be Alterra’s responsibility. Unless otherwise set forth in the Work Plan or agreed between the Parties, within [***] days after Licensee’s delivery to Alterra of all data and information reasonably requested by Alterra in connection with the PDP, Alterra shall use commercially reasonable efforts to deliver to Licensee and its Engineering Contractors the PDP for the applicable Site and all materials and documentation that embody the Licensed Technology. The PDP for each Site shall be subject to the written approval of Licensee’s authorized Project Manager and Engineering Contractors before commencement or commission of such Site, such approval not to be unreasonably withheld, delayed, or conditioned. The Parties shall meet and confer regularly to develop a final version of the Process Design Package specific to the specific Site. Alterra shall review, explain and study the PDP with Licensee and its Engineering Contractors and conference (by phone, video and/or in person) with Licensee and its Engineering Contractors from time to time to answer any questions and provide input regarding the PDP or the design, construction or operation of the Plant. Throughout the Term, to the extent that Alterra updates, modifies and improves the PDP or any portion thereof, Alterra shall provide to Licensee such updated PDP or portion for each subsequent Site.

(c) HAZOP and P&ID Review Meetings. Alterra shall participate in hazard and operability analysis (HAZOP) review meetings and the piping and instruction diagram (P&ID) review meetings to be organized by Licensee or its Engineering Contractors, including such meetings as further described in Exhibit A.

(d) Training. Alterra shall provide Licensee with training services as reasonably requested by Licensee to exercise and Practice its rights under this Agreement and to design, construct, operate, maintain and manage each Plant, including such training as described in Exhibit A.

(e) Commissioning and Start-up Services. Alterra shall provide to Licensee such commissioning and start-up services as reasonably requested by Licensee to exercise and Practice its rights under this Agreement and to design, construct, operate, maintain and manage each Plant, including such commissioning and start-up services as described in Exhibit A.

(f) Deliverables of Licensee. Upon or after the delivery of the Site Notification to Alterra, Licensee shall submit the necessary information to start the process design work as agreed during the Kick-Off Meeting (as defined in Exhibit A) to Alterra at the address set forth in Section 14.7 (Notice) for examination for conformance with the Licensed Process specifications and design furnished hereunder. All such documentation shall be in the English language unless otherwise agreed between the Parties.

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4.2 Additional Services. From time to time during the Term, Licensee may reasonably request Alterra to perform engineering, consulting, training, and/or other services in addition to the Professional Services, including additional technical documentation (“Additional Services”). Alterra shall reasonably consider and use commercially reasonable efforts to accommodate Licensee’s request for Additional Services. The additional terms set forth in Exhibit D (Additional Services) shall govern the provision of any Additional Services by Alterra.

4.3 Service Package Pricing. For each Site, Alterra shall perform the Professional Services and Know-How Transfer (collectively, the “Service Package”) at a fixed fee of [***] (regardless of capacity) (“Fixed Fee”), [***]. Any Additional Services in excess of the Service Package shall be provided at Alterra’s then-current rates.

4.4 Costs Reimbursement Policy. In the event that Alterra Personnel are required to provide Professional Services and/or Additional Services onsite at a Licensee location or otherwise away from Alterra’s facility, Licensee shall reimburse Alterra for all documented costs for travel and living expenses. Additionally, a commercially reasonable per diem fee for such Alterra Personnel on assignment while away from their normal work location shall be paid by Licensee.

4.5 Project Managers. For each contemplated Site, each Party shall appoint an authorized representative reasonably acceptable to the other Party to act as such Party’s project manager (the “Project Manager”), and Licensee’s Project Manager shall be responsible for the oversight and coordination of the design, construction, operation and maintenance of the Plant at such Site. Each Party’s Project Manager shall submit to the other Party periodic status reports, at times and in formats reasonably agreed by the Parties.

4.6 Status Meetings; Reporting. As part of the Service Package, Alterra shall participate in service review meetings with Licensee as reasonably requested by Licensee in connection with performance of the obligations under the Service Package.

4.7 Subcontracting. Alterra may freely delegate, outsource or subcontract any portion of the Services to one or more Third Parties. Alterra shall remain responsible for the performance (or the failure thereof) of each such Third Party.

4.8 Cooperation. Both Parties acknowledge that it is necessary to cooperate in order to carry out this Agreement, and each Party shall provide the other Party reasonable and cooperative access to its facilities, personnel, and resources as needed for provision and receipt of the Services.

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5. FEES AND PAYMENTS.

5.1 Initial Deposit. Within 150 days of the Effective Date, Licensee shall pay to Alterra an initial deposit of [***] in cash (the “Initial Deposit”). The Initial Deposit is non-refundable but shall be creditable against the initial half of the Fixed Fee under Section 4.3 for the first Site, the License Fees set forth in Section 5.2, Net Site Cash Flow Payments in Section 5.3, or any fees incurred for Additional Services per Section 4.2.

5.2 License Fee. In consideration of the License granted to Licensee under this Agreement and during the Term, Licensee shall pay Alterra a license fee equal to the metric kiloton nameplate Feedstock processing capacity per Calendar Year for each Site multiplied by the fraction, [***] / nineteen and nine-tenths (19.9) KTPY) (“License Fee”), which License Fee shall be due and payable [***] (each, a “License Fee Installment”), [***]:

(a) [***]

(b) [***]

(c) [***]

(d) [***]

5.3 Net Site Cash Flow Payments. In consideration of the License granted to Licensee under this Agreement and during the Term, Licensee shall pay to Alterra quarterly payments equal to [***] of Net Site Cash Flow, on a Site-by-Site basis, generated by the applicable Site during the immediately preceding calendar quarter (each, a “Net Site Cash Flow Payment” and collectively, the “Net Site Cash Flow Payments”) in accordance with Section5.4(b).

5.4 Invoicing; Payments.

(a) License Fees and Additional Services. Alterra shall invoice Licensee for each License Fee Installment upon the achievement of the correlating Payment Milestone. If any of the Additional Services are provided on a time and materials basis, Alterra shall invoice Licensee on a monthly basis for all Additional Services performed by Alterra during the immediately preceding calendar month. Each invoice for fees on a time and materials basis shall set forth in reasonable detail the Additional Services performed, the personnel performing the Additional Services, and the dates and times of the performance of the Additional Services. All invoices shall be sent to Licensee’s address designated in Section 14.7 (Notices) or such other address designated by Licensee from time to time. Licensee shall pay all invoices within thirty (30) days from the date of Licensee’s receipt of the applicable invoice, except invoices for each License Fee Installment and the Fixed Fee shall be paid within fourteen (14) Business Days after receipt of such invoice.

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(b) Net Site Cash Flow Payments. On a quarterly basis within thirty (30) days after the last day of each calendar quarter during the Term, Licensee shall pay to Alterra the Net Site Cash Flow Payments payable in accordance with Section 5.3 for such calendar quarter, and shall accompany such payment with a written report (“Cash Flow Report”), which Cash Flow Report shall state, on a Site-by-Site basis: (i) the calendar quarter for which the Net Site Cash Flow Payments were calculated; (ii) the total Gross Site Cash Flow; (iii) a comparison of aggregate actual costs, fees and expenses incurred by Licensee, its Affiliates and the SPC against the Proposed Budget and Plan on a line item basis in such calendar quarter; and (iv) the calculation for the total Net Site Cash Flow Payments due. If no Net Site Cash Flow is received during a calendar quarter, a Cash Flow Report stating no Net Site Cash Flow shall be submitted to Alterra.

5.5 Currency Conversion. All payments hereunder shall be made in Dollars in the United States in immediately available funds, by wire transfer to an account designated in Alterra’s invoice. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into Dollars, quoted for current transactions reported by Bloomberg for the last Business Day of the calendar month to which such payment pertains. Any late payments shall bear interest at the rate of one percent (1.0%) per month or the highest rate permitted under Applicable Law, whichever is less, based on the number of days overdue.

5.6 Taxes. Except as otherwise provided herein, applicable Taxes are the responsibility of the Party having the legal obligation to report and pay such Taxes, whether under foreign, federal, state, provincial, or local law. Notwithstanding the foregoing, the payments made by Licensee to Alterra under this Agreement (“Agreement Payments”) shall be exclusive of any and all applicable Sales Taxes imposed on, measured by, or calculated with respect to, the Agreement Payments. Licensee solely shall be responsible for all such Sales Taxes. Alterra shall be responsible for all Income Taxes imposed on Alterra with respect to the Agreement Payments. If Applicable Laws require the withholding of Income Taxes, Licensee shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Licensee shall submit to Alterra appropriate proof of payment of the withheld Income Taxes as well as the official receipts within a reasonable period of time following payment thereof. Licensee shall provide Alterra reasonable assistance in order to allow Alterra to reduce or mitigate any such Income Tax withholding to the extent permitted under applicable laws, including to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments. For the avoidance of doubt, Licensee solely shall be responsible for the collection and payment of all applicable Taxes payable in connection with the sale of the Products by Licensee.

5.7 Records; Inspection by Alterra. During the Term and for a period of three (3) years thereafter, Licensee shall, and shall cause its Affiliates and the SPC to, (a) maintain complete and accurate books, records and related information in sufficient detail to enable the Net Site Cash Flow Payments to be calculated (including, without limitation, books and records that show the Gross Site Cash Flow, a comparison of aggregate actual costs, fees and expenses incurred by Licensee, its Affiliates and the SPC against the Proposed Budget and Plan on a line item basis, and Licensee’s calculation of the Net Site Cash Flow Payments) and (b) permit Alterra or its Third Party designee, on reasonable advanced written notice and under reasonable confidentiality obligations, to examine Licensee’s, its Affiliates’s and the SPC’s books and records to the extent reasonably necessary to verify Licensee’s compliance with this Section 5 (Fees and Payments) and Section 3.6. The examination conducted under this Section 5.7 shall be at the expense of Alterra, unless a variation or error producing an underpayment in amounts payable under this Agreement exceeding ten percent (10%) of the amounts paid under this Agreement for the period covered by the examination is established in the course of any such examination, in which case Licensee shall reimburse Alterra for the costs of such examination.

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6. CONFIDENTIALITY.

6.1 Definition of Confidential Information. In the course of this Agreement, each Party (collectively, the “Disclosing Party”) may disclose to the other Party (collectively, the “Receiving Party”) Confidential Information. For purposes of this Agreement, “Confidential Information” means non-public information of a confidential or proprietary nature, whether disclosed in oral, written, visual, electronic or other form, relating to the business, products, technology, future plans, or finances of a Party hereto and designated in writing at the time of disclosure as “Confidential” or, in the event of oral disclosure, confirmed to be “Confidential” in writing within thirty (30) days after the initial oral disclosure, or would reasonably be understood by the Receiving Party to be confidential based on the circumstances under which it was disclosed. Confidential Information includes, but is not limited to, business plans, strategies, analyses, financial information, fee structures, employee information, vendor information, product and service specifications, sales and marketing information, Trade Secrets, processes, techniques, drawings, designs, engineering design calculations, models, customer-related information and data, computer programs databases, technical data, product ideas, and contracts of a Party. For clarity and notwithstanding anything to the contrary herein, Confidential Information of Alterra includes all non-public data and information related to the Licensed Technology.

6.2 Non-Disclosure and Non-Use of Confidential Information. Except as expressly allowed in this Agreement, the Receiving Party shall: (a) keep completely confidential and will not publish or otherwise disclose the Disclosing Party’s Confidential Information to any Third Party except to its employees, consultants, contractors (including Engineering Contractors), agents, or legal, financial or other professional advisors having a need to know (and only to the extent needed) and who are bound by obligations of confidentiality at least as restrictive as those of this Agreement; and (b) use the Disclosing Party’s Confidential Information only in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder. The Receiving Party shall protect the proprietary nature of the Confidential Information with no less care than it uses with respect to its own Confidential Information and, in any event, no less than reasonable care.

6.3 Terms of the Agreement. Except as otherwise provided in this Agreement, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors, and (b) to a Third Party in connection with an actual or proposed (i) equity investment in or financing of such Party, or (ii) transaction permitted under Section 14.4 (Assignment), provided that in each case, the Party’s legal and financial advisors and any Third Party agree to be bound by reasonable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information.

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6.4 Exceptions.

(a) Confidential Information shall not include, and the foregoing restrictions will not apply to, information that the Receiving Party can demonstrate: (i) is or becomes a part of the public domain without any fault of the Receiving Party; (ii) was in the Receiving Party’s lawful possession before the disclosure and was not subject to limitations on disclosure or use between the Disclosing Party and the Receiving Party; (iii) is independently developed without access to or use of the Receiving Party’s Confidential Information; (iv) is lawfully disclosed to the Receiving Party after the Effective Date without restriction by a Third Party who is not bound by any obligation of confidentiality with respect to such information; or (v) is approved for general release by written authorization of the Disclosing Party. In the event of any dispute between the Parties as to whether specific information is within one or more of the exceptions set forth in this Section 6.4(a), the Receiving Party will bear the burden of proof, by clear and convincing evidence, that such information is within the claimed exception(s).

(b) If a Receiving Party is required (by interrogatories, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to Applicable Law to disclose or provide any Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with written notice of such request or, demand as promptly as practicable under the circumstances so that the Disclosing Party will have an opportunity to seek an appropriate protective order The Receiving Party agrees to take, and cause its Representatives to take, at the Disclosing Party’s expense, reasonable steps necessary to help the Disclosing Party seek to obtain confidential treatment by the Receiving Party. Subject to the foregoing, the Receiving Party may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent (and only in such amount) required by such law (as so advised by counsel) or by lawful process of such Governmental Entity.

(c) The Receiving Party may disclose or provide Confidential Information of the Disclosing Party to regulatory authorities only to facilitate the issuance of regulatory approvals and/or comply with regulatory requirements; provided, that the Receiving Party requests confidential treatment of the Confidential Information to the extent permitted by Applicable Law. By way of example, regulatory authorities may include but are not limited to the U.S. Securities and Exchange Commission (“SEC”), the Environmental Protection Agency (“EPA”), and Occupational Safety and Health Administration (“OSHA”). The Parties agree that no Confidential Information related to Intellectual Property, Know How, and/or other design information for the Licensed Technology will be disclosed to a regulatory authority under this section without providing written notice of the request to the Disclosing Party.

6.5 Injunctive Relief. The Receiving Party acknowledges that disclosure of Confidential Information in violation hereof will cause substantial harm for which damages alone would not be a sufficient remedy, and therefore that upon any such disclosure by the Receiving Party, the Disclosing Party will be entitled to appropriate equitable relief in addition to whatever other remedies it might have at law, without the necessity of posting a bond or the burden of proving actual damages.

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7. Notification OF IMPROVEMENTS.

During the Term, if Licensee shall conceive, devise, discover, develop or acquire rights in, either solely or jointly with any other Person, any Improvement to all or part of the Licensed Technology (“Licensee Improvement”), Licensee shall promptly notify Alterra in writing (and in any event within thirty (30) days after Licensee becomes aware of or has been notified of the existence of each such Licensee Improvement) providing details of such Licensee Improvements and shall provide to Alterra such information and explanations as Alterra reasonably requires to be able to effectively Practice such Licensee Improvements. Licensee shall permit Alterra, at reasonable times and under reasonable conditions, to observe and inspect the use or Practice of the such Licensee Improvements; provided, that Alterra provides Licensee with advance written notice of each such visit; and provided, further that any Confidential Information, Trade Secrets and Know-How that do not constitute a Licensee Improvement learned during such visits shall be subject to the terms of Section 6 (Confidentiality). Alterra shall observe and comply with, and shall ensure that the visiting Alterra Personnel comply with the policies, rules and procedures of Licensee provided to Alterra in advance while visiting or accessing any such facility.

8. INTELLECTUAL PROPERTY OWNERSHIP.

8.1 Alterra Property. Except for those rights expressly granted in this Agreement, Alterra solely and exclusively owns and will retain all right, title and interest in and to the Licensed Technology and all Improvements thereto, whether developed, made, created, designed, conceived invented or reduced to practice, in whole or in part, solely by either Party or by the Parties (including all Licensee Improvements), together with all Intellectual Property Rights in and to the foregoing (collectively, “Alterra Property”). Licensee hereby assigns to Alterra all of its right, title and interest, if any, in and to the Alterra Property. Alterra reserves all rights in and to the Alterra Property not expressly granted to Licensee in this Agreement. Licensee shall not remove, alter or obscure any proprietary notices (including notices regarding confidentiality and copyrights) of Alterra in or on any item of Alterra Property without Alterra’s prior written consent. However, process control hardware, software, databases and related ERP platforms developed and commissioned by Licensee and/or Licensee’s Representatives to operate the Plants (collectively “Process Control System”) are not Alterra Property as defined herein. Licensee solely and exclusively owns all right, title, and interest in and to the Process Control System subject to Licensee’s obligations for the Process Control System under corresponding Third Party contracts.

8.2 No Use of Marks. Neither Party shall use the other Party’s Trademarks in any form or substance in any public medium or for any purpose without the other Party’s prior written consent, including any promotional or marketing materials, websites, online or digital materials or pages, social media accounts or pages, or mobile applications.

8.3 No Implied Rights. Nothing in this Agreement shall be construed to grant either Party any rights other than those expressly provided herein. Any rights granted to a Party under this Agreement must be expressly provided herein, and there shall be no implied rights pursuant to this Agreement, based on any course of conduct or other construction or interpretation thereof. All rights and licenses not expressly granted herein are reserved.

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8.4 No Publicity. Each Party shall obtain the other Party’s prior written consent as to form and substance prior to making any press release, public announcement or public statement regarding the relationship set forth in this Agreement, including the existence or contents of this Agreement or any future product developments. Once a Party has obtained the other Party’s written consent to issue any press release or other public disclosure, such Party may subsequently release or issue such approved information without the need to obtain additional approval from the other Party for each such subsequent identical or substantially similar use.

9. WARRANTIES; WARRANTY DISCLAIMER.

9.1 Mutual Warranties. Each Party represents and warrants to the other Party that: (a) it is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary for the conduct of its business, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement by such Party have been authorized and approved and no other corporate action on the part of such Party is necessary; and (c) this Agreement is a valid and binding obligation of it and enforceable against it in accordance with the terms of this Agreement.

9.2 Warranties by Alterra. Alterra further represents and warrants that (a) it has all the necessary rights and authorizations to perform the obligations and grant the License under this Agreement; (b) it will perform the Services in a professional and workmanlike manner in accordance with all Applicable Laws and prevailing industry standards; (c) Alterra owns the entire right, title, and interest in and to the Licensed Technology, except for licenses under such Licensed Technology which have been granted, and may in the future be granted to Third Parties, and except for Licensed Technology which may in the future be licensed to Alterra by Third Parties; and (d) to Alterra’s knowledge as of the Effective Date, use of the Licensed Know-How permitted under this Agreement does not and will not infringe registered Intellectual Property rights of any Third Party in the Territory.

9.3 Licensee Warranty. Licensee further represents and warrants to Alterra that it will comply with all Applicable Laws in its performance of its obligations or exercise of its rights under this Agreement.

9.4 Disclaimer. Except as expressly set forth in this Agreement and To the maximum extent allowable under applicable law, each Party expressly disclaims any and all warranties, whether express, implied, written or oral, statutory or otherwise, including any warranties of merchantability and fitness for a particular purpose.

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10. INDEMNITY.

10.1 Indemnity By Alterra. Alterra, at its own expense, shall defend, indemnify and hold harmless Licensee and its Representatives (each a “Licensee Indemnitee” and collectively “Licensee Indemnitees”) from and against any and all Liabilities and Expenses (collectively, “Losses”) arising from any Action brought by a Third Party (a “Third Party Action”) against a Licensee Indemnitee to the extent that the Third Party Action results from: (a) the Licensee’s use of the Licensed Process or Licensed Know-How (or any portion thereof) as provided by Alterra to Licensee and in accordance with Alterra’s written instructions, infringing or misappropriating any Intellectual Property Right of a Third Party in the Territory (“Third Party Infringement Action”); or (b) personal injury or property damage caused by Alterra’s grossly negligent performance of the Services.

10.2 Indemnity By Licensee. Licensee, at its own expense, shall defend, indemnify and hold harmless Alterra, its Affiliates, and its and their respective Representatives (each an “Alterra Indemnitee” and collectively, “Alterra Indemnitees”) from and against any and all Losses arising from any Third Party Action to the extent that the Third Party Action results from: (a) a breach or alleged breach by Licensee of any of its obligations under this Agreement; (b) commercialization, use or other exploitation of any Product under this Agreement (including product liability claims), except solely to the extent such Loss or Third Party Action is subject to Alterra’s indemnification obligation under Section 10.1 (Indemnity by Alterra); or (c) allegation that a modification to Licensed Technology made by Licensee (and not jointly or in collaboration with Alterra) infringes or misappropriates a Third Party’s Intellectual Property Right where the infringement or misappropriation would not occur but for such modifications.

10.3 Alternatives. If any portion of the Licensed Technology becomes, or in Alterra’s opinion is likely to become, the subject of a Third Party Infringement Action, Alterra may, at its option and expense: (a) procure for Licensee the right to continue Practicing the Licensed Technology; (b) modify the Licensed Technology so that it becomes non-infringing while retaining the substantially equivalent functionality, performance and design; or (c) replace the infringing portion of the Licensed Technology with a non-infringing substitute with the substantially equivalent function, performance and design. If, despite Alterra’s commercially reasonable efforts, Alterra is unable to do any of (a), (b) or (c) above within a reasonable period of time, then Alterra, at its sole option and in its sole discretion, shall have the right to terminate this Agreement and Licensee shall not be obligated to pay any License Fees or Net Site Cash Flow Payments that have accrued but are unpaid as of the date of termination.

10.4 Indemnity Procedure. The Party seeking indemnity under this Section 10 (Indemnity) (the “Indemnified Party”) shall: (a) promptly notify the other Party (the “Indemnifying Party”) in writing of the Action, accompanied by a copy of any written documentation regarding the Action received by the Indemnified Party; (b) give the Indemnifying Party sole control of the defense thereof and any related settlement negotiations; and (c) reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any Action in a manner that requires an admission of fault by the Indemnified Party or adversely affects the rights of or imposes any liability or obligation on the Indemnified Party without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Indemnified Party’s failure to promptly provide notice of the Action under this Section 10.4 (Indemnity Procedure) shall not relieve the Indemnifying Party of its obligations under this Section 10.4 (Indemnity Procedure), except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

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11. LIMITATION OF LIABILITY.

11.1 EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR EXCLUDED CLAIMS AND To the maximum extent allowable under applicable law, in no event will either Party be liable to the other Party for any consequential, indirect, exemplary, punitive, special or incidental damages arising from BREACH OF this Agreement, including property damage, physical injury, death and lost profits.

11.2 LIMIT OF LIABILITY. EXCEPT FOR EXCLUDED CLAIMS AND To the maximum extent allowable under applicable law: (A) EACH PARTY’S TOTAL AGGREGATE, CUMULATIVE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO A PARTICULAR SITE (BUT, FOR CLARITY, EXCLUDING EQUITABLE RELIEF), WHETHER ASSERTED IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE AMOUNT of the license fee PAID BY LICENSEE TO ALTERRA FOR SUCH SITE; AND (B) Each Party’s total aggregate, cumulative liability FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT (BUT FOR CLARITY, EXCLUDING EQUITABLE RELIEF), whether asserted in contract, tort or otherwise, shall not exceed [***].

11.3 ESSENTIAL PURPOSE. THE LIMITATIONS SET FORTH IN THIS SECTION 11 (LIMITATION OF LIABILITY) APPLY NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. TERM AND TERMINATION.

12.1 Term. The term of this Agreement will begin on the Effective Date and shall continue until expiration of all payment obligations hereunder (for all Sites) (the “Term”), unless earlier terminated by a Party in accordance with the terms of Section 12.2 (Termination).

12.2 Termination.

(a) Either Party may terminate this Agreement for cause, in part or in whole and with respect to one or more (or all) Sites (each, a “Terminated Site”), if the other Party materially breaches this Agreement (either with respect to the applicable Terminated Site(s) or in general, as applicable) and does not cure such breach within sixty (60) days after receiving written notice of the breach from the non-breaching Party. In addition, if Licensee infringes, violates, or misappropriates Alterra’s Intellectual Property Rights in any of the Licensed Technology, Alterra may, immediately upon written notice to Licensee, (i) suspend performance of its obligations under this Agreement, in part or in whole (either with respect to the applicable Terminated Site(s) or in general, as applicable), or (ii) terminate this Agreement, in part or in whole (either with respect to the applicable Terminated Site(s) or in general, as applicable). A Party’s rights under this Section 12.2 (Termination) shall be without prejudice to any other rights or remedies the Party may have under this Agreement or at law or in equity.

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(b) If Licensee or any of its Affiliates Challenges any of the Licensed Technology, then, unless Licensee withdraws or causes to be withdrawn all such Challenges within thirty (30) days after written notice thereof by Alterra, this Agreement shall automatically terminate upon the expiration of such thirty (30)-day period.

(c) With respect to any Site, if Licensee does not begin Start of Construction on such Site, does not begin any bona fide work for construction of each and every Plant at such Site, or fails to use commercially reasonable efforts to promptly Commission all Plants at such Site, in each case, within seven (7) years after the Effective Date, then, except as otherwise excused by Alterra in writing, such Site will automatically be deemed a Terminated Site without any requirement for Alterra to provide written notice of termination (provided, however, that Licensee’s failure to begin Start of Construction on such Site within seven (7) years shall not by itself constitute a material breach of this Agreement).

12.3 Condition Subsequent. Notwithstanding anything to the contrary in this Agreement, the effectiveness of this Agreement is conditioned upon Licensee having timely paid Alterra the Initial Deposit pursuant to Section 5.1. If Licensee fails to satisfy such condition, then unless such condition is expressly waived or modified in writing by Alterra, this Agreement shall automatically be null and void ab initio.

12.4 Effect of Termination or Expiration.

(a) Upon expiration, but not termination, of this Agreement, (i) Section 2 (License) shall survive expiration of this Agreement and the License shall become fully paid-up, perpetual and irrevocable at all Sites in the Territory and (ii) no later than thirty (30) days after the effective date of termination of this Agreement, the Receiving Party shall deliver or cause to be delivered to the Disclosing Party or, at the Disclosing Party’s option, the Receiving Party will destroy (and certify destruction of) all Confidential Information of the Disclosing Party and all materials, records, reports, and other documents (in written, electronic, or other form, together with all copies thereof) containing or referencing such Confidential Information of the Disclosing Party; provided, however, that the Receiving Party may retain Confidential Information of the Disclosing Party solely to the extent strictly necessary for such Party’s continued Practice under the License, which shall remain subject to the confidentiality and non-use obligations herein.

(b) Upon any termination of this Agreement with respect to any Terminated Site (but not in whole), (i) Licensee may sell the Products in inventory produced by such Terminated Site for a period of one (1) year thereafter, (ii) Licensee shall cease use of the Licensed Technology to produce the Products at such Terminated Site, (iii) Licensee shall, within thirty (30) days of the date of the last sale of the last Product at such Terminated Site, pay to Alterra all Net Site Cash Flow Payments and furnish to Alterra a final Cash Flow Report for such Terminated Site, (iv) Alterra shall invoice Licensee for all Services performed as of the effective date of termination for such Terminated Site and Licensee shall pay all invoiced amounts within thirty (30) days of Licensee’s receipt of such invoice and (v) the Receiving Party shall promptly deliver or cause to be delivered to the Disclosing Party or, at the Disclosing Party’s option, the Receiving Party will destroy (and certify destruction of) all Confidential Information of the Disclosing Party and all materials, records, reports, and other documents (in written, electronic, or other form, together with all copies thereof) containing or referencing such Confidential Information of the Disclosing Party that relates to such Terminated Site.

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(c) Upon termination of this Agreement in whole, (i) Licensee may sell the Products in inventory produced by all Sites for a period of one (1) year thereafter, (ii) Licensee shall cease use of the Licensed Technology to produce the Products at all Sites, (iii) Licensee shall, within thirty (30) days of the date of the last sale of the last Product at the last Site, pay to Alterra all Net Site Cash Flow Payments and furnish to Alterra a final Cash Flow Report, (iv) Alterra shall invoice Licensee for all Services performed as of the effective date of termination and Licensee shall pay all invoiced amounts within thirty (30) days of Licensee’s receipt of such invoice, and (v) no later than thirty (30) days after the effective date of termination of this Agreement, the Receiving Party shall deliver or cause to be delivered to the Disclosing Party or, at the Disclosing Party’s option, the Receiving Party will destroy (and certify destruction of) all Confidential Information of the Disclosing Party and all materials, records, reports, and other documents (in written, electronic, or other form, together with all copies thereof) containing or referencing such Confidential Information of the Disclosing Party.

12.5 Survival. The following provisions will survive any expiration or termination of this Agreement: Section 1 (Definitions); Section 5 (Fees and Payments); Section 6 (Confidentiality); Section 8 (Intellectual Property Ownership); Section 9.4 (Disclaimer), Section 10 (Indemnity), Section 11 (Limitation of Liability); Section 12.4 (Effect of Termination or Expiration); Section 12.5 (Survival); and Section 14 (General Provisions).

13. LEGAL AND ETHICAL CONDUCT.

13.1 Trade Compliance and Anti-Corruption Laws.

(a) Each Party agrees to comply with all Applicable Laws in the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, each Party agrees that such Party will conduct its business in compliance with the Trade Compliance and Anti-corruption Laws with respect to any acts, actions or activities conducted with respect to, or in connection with, this Agreement.

(b) In connection with this Agreement, neither Party nor, to its knowledge, any of its Representatives acting on behalf of such Party and in the capacity of a Representative of the respective Party has in the past five (5) years or will pay, offer, promise to pay or authorize the payment, offer or promise to pay, directly or indirectly, any monies or anything else of value to any current or former government official, any political party or official of a political party, any candidate for public office, or any close family members of such individuals, in order to obtain or retain business for the respective Party, direct business to another person, or to obtain an improper advantage to the business of the respective Party. Each Party acknowledges that, for purposes of this Agreement, a “Government Official” is: (i) any officer or employee of a government or any department, agency, or instrumentality of a government; (ii) any officer or employee of a public international organization such as the United Nations or the World Bank; (iii) any individual acting in an official capacity for or on behalf of a government agency, department, instrumentality or of a public international organization; (iv) any officer or employee of a company owned or controlled by a government; or (v) any member of a royal family who may lack formal authority but who may otherwise be influential, including by owning or managing state-owned or controlled companies.

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(c) Each Party agrees that full disclosure of information relating to a possible violation by the other Party (or any of its Representatives) of the Trade Compliance and Anti-Corruption Laws may be made by such Party at any time and for any reason to the Governmental Entity responsible for the reporting, investigation or enforcement of the Trade Compliance and Anti-Corruption Laws.

13.2 Export Control. Each Party represents and warrants to the other that neither it nor, to its knowledge, its directors, officers, and beneficial owners are identified on OFACs Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) Denied Persons List, Entity List, or Unverified Parties List, and any other lists maintained by an EU member state, the United Kingdom, and any denied parties lists under applicable sanction programs of the European Union (EU), any EU member state, the United Kingdom, or any other state or international body with jurisdiction over the parties or the underlying transaction.

14. GENERAL PROVISIONS.

14.1 Construction. All recital and section references used in this Agreement refer to the recitals and sections of this Agreement unless otherwise specified. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular shall have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall be inclusive and not exclusive and shall be deemed to be followed by “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section in which such words appear. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” The term “owned” in the phrase “a Site owned, managed or controlled by Licensee” shall include partially or wholly owned by Licensee.

14.2 Headings. The section captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

14.3 Relationship of Parties. The Parties are independent contractors. This Agreement does not establish any partnership, joint venture, employment, franchise or agency between the Parties. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent. This Agreement is enforceable only by Alterra and Licensee and is not intended to grant third-party beneficiary or other similar status or rights to any Third Party. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party or its Affiliates.

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14.4 Assignment. Licensee shall not assign, transfer, or delegate this Agreement or its rights or obligations hereunder, in part or in whole, without Alterra’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted transfer, assignment, or delegation without such consent will be void and without effect. However, Licensee may, subject to Alterra’s rights in Section 3.8, make such an assignment, delegation, or other transfer, in whole or in part, without Alterra’s consent to any successor-in-interest in connection with a Change of Control. Alterra may freely assign, transfer, or delegate this Agreement and/or its rights and/or obligations hereunder, in part or in whole, on written notice to Licensee. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.5 Governing Law; Venue. Any Action of any kind or any nature (whether at law or in equity, based in contract or in tort or otherwise) that is any way related to this Agreement or any of the transactions related hereto, shall be governed by, and construed in accordance with, the laws of the State of Ohio, applicable to contracts executed in and to be performed in that state, without regard to the conflict of laws rules thereof. The Parties specifically disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement. Except as set forth in Section 3.7, each party submits to the exclusive jurisdiction of any state or federal court sitting in Summit County, Ohio (the “Chosen Courts”) in any litigation arising out of or relating to this Agreement, agrees that all claims in respect of any such litigation will be heard and decided only in any such Chosen Court, waives any claim of inconvenient forum or other challenge to venue in any such Chosen Court, and agrees not to bring or maintain any such litigation before any tribunal other than the Chosen Courts (except, for clarity, in any proper appeal from a Chosen Court).

14.6 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions.

14.7 Notice. All notices, requests, demands, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a Party: (a) if by hand delivery, upon receipt thereof; (b) if mailed, upon receipt thereof; (c) if sent via overnight courier, upon receipt thereof; or (d) if sent by e-mail, upon confirmation of receipt. All notices pertaining to this Agreement shall be sent to the following addresses or e-mail addresses and marked to the attention of the person designated below. A Party may change its address or e-mail address and recipient at any time by giving written notice of the change to the other Party.

If to Alterra: Alterra Energy LLC Attn: [***] Email: [***] With a copy (which shall not constitute notice) to: Perkins Coie LLP Attn: [***] Email: [***]	If to Licensee AGIG Plastics to Liquids, LLC Attn: [***] Email: [***] With a copy (which shall not constitute notice) to: Reed Smith LLP Attn: [***] [***]

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14.8 Interpretation. The Parties acknowledge that each Party and its attorney have reviewed this Agreement. The Agreement shall be deemed to have been jointly drafted by the Parties for the purposes of applying any rule of contract construction.

14.9 Further Assurances. From time to time, at the request of a Party, the other Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

14.10 Force Majeure. Except for payment obligations, the obligations of a Party under this Agreement will be suspended during the period and to the extent that such Party is prevented or hindered from performing any such obligation due to any cause beyond such Party’s reasonable control, regardless of whether such cause is foreseeable as of the Effective Date or thereafter (such a cause, a “Force Majeure Event”), including any: (i) act of God; (ii) flood, fire, explosion, natural disaster; (iii) act of terrorism, war, invasion, riot or other civil or military disturbances; (iv) act, regulation, or law of any government, civil or military authority; (v) embargo, blockade, tariff or other trade restriction in effect on or after the Effective Date; (vi) national or regional emergency; (vii) epidemic, pandemic or other contagion (including COVID-19); (viii) strike, labor stoppage or slowdown or other industrial disturbance; (ix) shortage of any supplies or services; or, (x) interruption, loss, malfunction or shortage of utilities, transportation, communications or computer software, hardware or services. Upon suffering a Force Majeure Event, the Party affected by the Force Majeure Event will give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof and shall promptly undertake all reasonable efforts necessary to cure such Force Majeure Event circumstances; and, the affected Party will resume the performance of its obligations as soon as reasonably practicable after the removal (if possible) of any such cause. The affected Party will not be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

14.11 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by an authorized Representative of each Party. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party effected in a manner that does not comply with this Section 14.11 (Amendment) shall be void.

14.12 Waivers. All waivers must be in writing signed by all Parties expressly modifying or waiving this Agreement. The failure by a Party to exercise any right, power or privilege under the terms of this Agreement will not be construed as a waiver of any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

14.13 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.14 Counterparts; Electronic Signatures. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement and shall be deemed to include electronic signatures and contract formations on electronic platforms approved by the Parties, which shall include DocuSign and similar electronic signature platforms, and digital copies of a signatory’s manual signature, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.15 Entire Agreement. This Agreement, including any and all exhibits and schedules, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between or among any of the Parties with respect to the subject matter hereof.

[Signature Page Follows.]

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In Witness Whereof, the Parties have entered into this Agreement as of the Effective Date.

ALTERRA:

ALTERRA ENERGY LLC

By:	/s/ Frederic Schmuck
Name:	Frederic Schmuck
Title:	CEO

LICENSEE:

AGIG Plastics to Liquids, LLC

By:	/s/ Edward Gillespie
Name:	Edward Gillespie
Title:	President

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